Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Asensus Surgical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$103,073,394.65 (1),(2),(3)	0.00014760	$15,213.63
Fees Previously Paid	$0		$0
Total Transaction Valuation	$103,073,394.65
Total Fees Due for Filing			$15,213.63
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$15,213.63

Table 2: Fee Offset Claims and Sources

Not Applicable

(1)	Title of each class of securities to which transaction applies: Asensus Surgical, Inc. (“Asensus”) common stock, $0.001 par value per share (the “common shares”).
(2)

Aggregate number of securities to which transaction applies: The number of common shares to which this transaction applies is estimated, as of June 20, 2024, to be 298,620,343, which consists of (a) 272,535,340 common shares issued and outstanding; (b) 5,552,790 common shares subject to issuance upon the exercise of options granted and outstanding under Asensus equity plans with an exercise price below the per share merger consideration; (c) 14,054,316 common shares subject to issuance upon vesting of restricted stock unit awards granted and outstanding under Asensus equity plans as of June 24; and (d) 6,477,897 common shares subject to issuance upon settlement of outstanding Asensus performance stock units granted and outstanding under Asensus equity plans.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 272,535,340 common shares and the per share merger consideration of $0.35; (b) the product of 5,552,790 common shares subject to issuance upon the exercise of options granted and outstanding under Asensus equity plans with an exercise price below the per share merger consideration multiplied by $0.09 (which is the excess of the per share merger consideration over $0.26, the weighted average exercise price of such options); (c) the product of 14,054,316 common shares subject to issuance upon vesting of restricted stock unit awards granted and outstanding under Asensus equity plans as of June 20 and the per share merger consideration of $0.35; and (d) the product of 6,477,897 common shares are subject to issuance upon settlement of outstanding Asensus performance stock units granted and outstanding under Asensus equity plans and the per share merger consideration of $0.35.